State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 12/23/2013
FILED 01:24 PM 12/23/2013
SRV 131469996 - 5455168 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Longbau Group, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 1679 S. Dupont Hwy. Suite 100 Street, in the City of DOVER County of KENT Zip Code 19901. The registered agent in charge thereof is Registered Agent Solutions, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 100000000 shares (number of authorized shares) with a par value of 0.0000100000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name M. Jagoda
  Mailing Address 2758 B Route 34, Ste 360
  Oswego, IL Zip Code 60543
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of DECEMBER, A.D. 20 13.

BY: [signature]
(Incorporator)

NAME: M. Jagoda
(type or print)